Exhibit 99.1

FOR IMMEDIATE RELEASE

TARGANTA REPORTS THIRD-QUARTER 2007 FINANCIAL RESULTS

CAMBRIDGE, MA – November 15, 2007 – Targanta Therapeutics Corporation (Nasdaq: TARG) today reported financial results for the quarter and nine months ended September 30, 2007.

Targanta reported a net loss of $21.8 million for the three months ended September 30, 2007, compared to a net loss of $6.9 million for the same period in 2006. This increase is primarily due to increases in research and development expenses related to advancement of the Company’s lead antibiotic candidate, oritavancin, for which Targanta is currently preparing a U.S. regulatory submission and on which the Company is conducting additional clinical trials. For the nine months ended September 30, 2007, the Company reported a net loss of $52.7 million compared to a net loss of $21.5 million for the same period in 2006.

The Company had cash, cash equivalents and short-term investments totaling $48.7 million as of September 30, 2007.

On October 9, 2007, the Company completed its initial public offering, issuing 5.75 million shares of its Common Stock at a price of $10.00 per share. Net proceeds to the Company were approximately $51.4 million after deducting underwriting discounts and commissions and estimated offering expenses.

In connection with the initial public offering, all outstanding exchangeable shares issued by the Company’s Canadian subsidiaries and all outstanding shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock were converted into 15.2 million shares of the Company’s Common Stock. After the initial public offering, the Company has 21.0 million shares outstanding.

On a pro forma basis, when including the net proceeds of approximately $51.4 million from the initial public offering in October, Targanta would have had $100.1 million in cash, cash equivalents and short-term investments as of September 30, 2007.

About Targanta Therapeutics

Targanta Therapeutics Corporation is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes oritavancin, a semi-synthetic lipoglycopeptide antibiotic, for which Targanta intends to seek U.S. regulatory approval in early 2008, as well as a number of antibacterial agents in pre-clinical development. The company has operations in Cambridge, MA, Indianapolis, IN, Montreal, Québec, Canada and Toronto, Ontario, Canada. To find out more about Targanta (Nasdaq: TARG), visit our website at www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Targanta’s expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, risks related to Targanta’s dependence on the success of oritavancin; delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; failure of any approved product to achieve significant commercial acceptance in the medical community or receive reimbursement by third-party payors; unfavorable clinical trial results; failure to maintain and protect Targanta’s intellectual property assets and to avoid infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risks factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contacts:

George Eldridge (investors)

Senior Vice President Finance & Administration

    and Chief Financial Officer

Targanta Therapeutics Corporation

(617) 577-9020 x222

Brian Ritchie (financial media)

Financial Dynamics

(212) 850-5683

- Tables Follow -

CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$32,667	$12,104
Short-term investments	16,061	429
Working capital (deficit)	36,590	(9,895)
Long-term debt	15,935	9,571
Total stockholders’ (deficit) equity	23,640	(41,490)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating expenses
Research and development	$10,974	$2,402	$25,818	$7,215
Acquired in-process research and development	7,652	—	17,152	—
General and administrative	2,452	919	7,234	2,180

Total operating expenses	21,078	3,321	50,204	9,395

Other income (expense)
Interest income	541	70	1,555	245
Interest expense	(573)	(3,891)	(2,510)	(12,060)
Foreign exchange gain (loss)	(795)	349	(1,648)	56

Other income (expense), net	(827)	(3,472)	(2,603)	(11,759)

Loss before income tax (expense) benefit	(21,905)	(6,793)	(52,807)	(21,154)
Income tax (expense) benefit	71	(107)	125	(319)

Net loss	$(21,834)	$(6,900)	$(52,682)	$(21,473)

Net loss per share—basic and diluted	$(863.62)	$(291.52)	$(2,092.69)	$(905.58)

Weighted average number of common shares used in net loss per share—basic and diluted	25,282	25,282	25,282	25,282

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